Exhibit 10.4

CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS AGREEMENT is entered into as of the 21st day of May, 2014 by and between United Fire Group, Inc., an Iowa corporation (the “Company”), and [Executive Name]     (the “Executive”).
W I T N E S S E T H
WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company in connection with the management of the Company or one or more of its principal operating facilities, divisions, departments or subsidiaries; and
WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its shareholders to secure the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive’s full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
(a)“Board” means the Board of Directors of the Company.
(b)“Cause” means (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by the Executive of a felony involving moral turpitude.
(c)“Change in Control” means the following:
(1)the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Section (1)(c) shall be satisfied; and provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall, by reason of an acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of 50% or more of the Outstanding Company Voting Securities, and such Person shall, after such acquisition of Outstanding Company Voting Securities by the Company, become the beneficial owner of any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
(2)individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved either by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;
(3)consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 50% of the combined voting power of the then outstanding securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 50% or more of the Outstanding Company Voting Securities) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(4)consummation of the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or other disposition, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 50% or more of the Outstanding Company Voting Securities) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition;
provided, however, that no such transaction or event shall constitute a Change in Control unless it is also a “change in control event” within the meaning of Section 409A of the Code.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Company” means United Fire Group, Inc., an Iowa corporation.
(f)“Date of Termination” means the date on which the Executive separates from service, within the meaning of Section 409A of the Code.
(g) “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:
(1)the assignment to the Executive of any duties which constitute in any material respect a reduction in the level of the Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control;
(2)a reduction by the Company in the Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;
(3)any requirement of the Company that the Executive be based more than 50 miles from the facility where the Executive is based at the time of the Change in Control; or
(4)the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 11(b);
provided, however, that (x) the Executive provides written notice to the Company of the occurrence of any of the events set forth in clauses (1) through (4) of this definition within 90 days after the Executive has knowledge of the circumstances constituting such event; (y) the Company fails to correct the circumstances resulting in any of the events set forth in clauses (1)

through (4) within 30 days after such notice and (z) the Executive resigns within six months after the initial existence of such circumstances.
(h)“Nonqualifying Termination” means a termination of the Executive’s employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive’s death or (4) by the Company due to the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness.
(i)“Termination Period” means the period of time beginning with a Change in Control and ending on the earlier to occur of (1) two years following such Change in Control and (2) the Executive’s death.
2.Obligations of the Executive. The Executive agrees that in the event any person or group attempts a Change in Control, the Executive shall not voluntarily leave the employ of the Company without Good Reason (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until 90 days following such Change in Control.
3.Payments Upon Termination of Employment.
(a)If, during the Termination Period, the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Executive shall be entitled to the following payments and benefits:
(1)The Company shall pay to the Executive (or the Executive’s beneficiary or estate) within 30 days after the Date of Termination (except as otherwise provided for in Section 15), as compensation for services rendered to the Company and its subsidiaries:
(i)    a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 5) equal to the sum of (x) the Executive’s base salary from the Company and its subsidiaries through the Date of Termination, to the extent not theretofore paid, (y) the Executive’s annual bonus under the Company’s or its subsidiaries’ annual bonus plan earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not theretofore paid and (z) an amount equal to the Executive’s target annual bonus (without regard to any amounts that would otherwise be deferred) immediately prior to the Change in Control (or if higher, the Executive’s target annual bonus in respect of the fiscal year in which the Date of Termination occurs), multiplied (in the case of clause (z) only) by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable; plus
(ii)    a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 5) equal to the sum of

150% of the Executive’s highest annual base salary from the Company and its subsidiaries (without regard to any amounts that would otherwise be deferred) in effect during the 12-month period prior to the Date of Termination and 150% the Executive’s target annual bonus (without regard to any amounts that would otherwise be deferred) immediately prior to the Date of Termination (or, if higher, the average of the annual bonuses earned by the Executive in respect of the three fiscal years of the Company (or such portion thereof during which the Executive performed services for the Company if the Executive shall have been employed by the Company for less than such three fiscal year period) immediately preceding the fiscal year in which the Change in Control occurs).
(2)For a period of 18 months commencing on the Date of Termination, the Company and its subsidiaries shall, to the extent permitted under the applicable plans, continue to keep in full force and effect all medical, accident, disability and life insurance benefits with respect to the Executive and the Executive’s dependents with substantially the same level of coverage, upon substantially the same terms and otherwise to the same extent as such benefits shall have been in effect immediately prior to the Change in Control or, if more favorable to the Executive, as provided generally with respect to other peer employees of the Company and its subsidiaries, and the Company and the Executive shall share the costs of the continuation of such benefit coverage in the same proportion as such costs were shared immediately prior to the Change in Control. To the extent the Company is unable to provide such benefit coverage for reasons other than cost, the Company shall reimburse the Executive for the amount necessary for the Executive to acquire comparable benefit coverage, reduced by the portion of the applicable premiums otherwise payable by the Executive, with such reimbursement to be made not later than 90 days after the date on which the Executive submits to the Company all required documentation evidencing the reimbursable expense, but in no event later than the end of the calendar year following the calendar year in which the expense was incurred. After the expiration of such 18-month period, the Executive shall be entitled to continue the Executive’s medical coverage under applicable law (COBRA), at Executive’s expense.
(3)Each long-term incentive award granted to the Executive, including without limitation each option, restricted stock, restricted stock unit and other equity-based award, shall become fully vested, and to the extent any such award is subject to the attainment of specified performance measures, such performance measures shall be deemed satisfied at the target level.
(4)For a period of 12 months commencing on the Date of Termination, the Executive shall receive outplacement assistance services from an outplacement agency selected by the Executive and the Company shall pay all costs of such services; provided that such costs do not exceed $15,000.
(5)Any amounts paid or benefits provided pursuant to this Section 3(a) shall be paid in lieu of any other amount of severance compensation that would otherwise be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company or its subsidiaries.

To be eligible for any payments under this Section 3(a), the Executive must execute and deliver to the Company, within 21 days after the Executive’s Date of Termination, a final and complete release in a form that is reasonably acceptable to and approved by the Company (and not revoke such release).
(b)If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive within 30 days following the Date of Termination, a cash amount equal to the sum of (1) the Executive’s base salary from the Company through the Date of Termination, to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not theretofore paid.
(c)If during the Termination Period the employment of the Executive shall terminate, whether or not by reason of a Nonqualifying Termination, the Company shall pay to the Executive any compensation previously deferred by the Executive (together with any interest and earnings thereon) in accordance with the terms of the plans pursuant to which such compensation was deferred.
4.Parachute Payments.
(a)    To the extent that any payment or distribution to or for the benefit of Executive pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any of its affiliated companies, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall reduce the payments to the amount that is (after taking into account federal, state, local and social security taxes at the maximum marginal rates, including any excise taxes imposed by Section 4999 of the Code) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Cap”) if, and only if, such reduction would result in Executive receiving a higher net after-tax amount. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to Executive until the reduction specified herein is achieved. Executive’s right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.
(b)    All determinations required to be made under this Section 4, including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Determination by the Accounting Firm shall be binding upon the Company and Executive. Executive shall cooperate, to the extent his or her reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
5.Withholding Taxes. The Company may withhold from all payments due to the Executive (or his or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
6.Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis and in accordance with Section 15, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest in an amount equal to the U.S. Prime Rate as published in the “Money Rates” section of The Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive’s claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 6.
7.Operative Event. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when the Executive is employed by the Company and a subsequent termination of employment of the Executive.
8.Noncompetition; Nonsolicitation. (a) The Executive acknowledges that in the course of his or her employment with the Company the Executive has become familiar with trade secrets and other confidential information concerning the Company and that the Executive’s services are of special, unique and extraordinary value to the Company.
(b)The Executive agrees that if during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, and the Executive shall receive payments from the Company pursuant to Sections 3(a) and 3(b), then, in consideration for such payments, for a period of 18 months following the Date of Termination (the “Noncompetition Period”) the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business being conducted by the Company as of the Date of Termination in any geographic area in which the Company is then conducting such business.
(c)The Executive further agrees that during the Noncompetition Period the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever, or (ii) in connection with any business to which Section 8(b) applies, call on, service, solicit or otherwise do business with any customer of the Company.
(d)Nothing in this Section 8 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.
(e)If, at any time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
(f)The Executive acknowledges that the Company would be damaged irreparably in the event that any provision of this Section 8 were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).
9.Termination of Agreement. (a) This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in paragraph (b) of this Section 9; provided, however, that this Agreement shall terminate in any event upon the first to occur of (i) the Executive’s death and (ii) termination of the Executive’s employment with the Company prior to a Change in Control.
(b)The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 12; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control.
10.Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and if the Executive’s employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive’s employment following a Change in Control shall be subject to all of the provisions of this Agreement.
11.Successors; Binding Agreement.
(a)This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
(b)The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 11, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his or her beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and (i) if such merger, consolidation or transfer is a “change in control event,” within the meaning of Section 409A of the Code, or (ii) the Executive terminates employment for Good Reason, the Executive shall be entitled to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing clause (i) of the foregoing sentence, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.
(c)This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
12.Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to his or her address as set forth in the records of the Company, and if to the Company, to United Fire Group, Inc.,

attention Chief Executive Officer, 118 Second Avenue, S.E., Cedar Rapids, Iowa 52407, with a copy to the General Counsel at the same address, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(a)A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall be required to be given and shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
13.Full Settlement; Resolution of Disputes. (a) The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.
(a)If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and his or her dependents or other beneficiaries, as the case may be, under paragraphs (a) and (b) of Section 3, the Company shall pay all amounts, and provide all benefits, to the Executive and his or her dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to paragraphs (a) and (b) of Section 3 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.
14.Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

15.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the Date of Termination, then to the extent any amount payable under this Agreement is payable upon Executive’s separation from service, within the meaning of Section 409A of the Code, and under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s Date of Termination, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the Date of Termination or (b) the date of Executive’s death. Any reimbursement or advancement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
16.Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Iowa without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.
17.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
18.Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, the Executive, his or her estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, or his or her estate or beneficiaries under any other employee benefit plan or compensation program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.
UNITED FIRE GROUP, INC.
By:
Jack B. Evans, Chairman
By:
Mary K. Quass,
Chair of the Compensation Committee
EXECUTIVE

[Printed Name]